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                                                                      Exhibit 15


The Board of Trustees of
Security Capital Pacific Trust

With respect to the registration statement on Form S-3 of Security Capital Pacific Trust related to the Security Capital Pacific Trust 1998 Dividend Reinvestment and Share Purchase Plan, we acknowledge our awareness of the incorporation by reference therein of our report dated May 2, 1997 related to our review of interim financial information of Security Capital Pacific Trust as of March 31, 1997 and for the three-month periods ended March 31, 1997 and 1996, our report dated August 13, 1997 related to our review of interim financial information of Security Capital Pacific Trust as of June 30, 1997 and for the three- and six-month periods ended June 30, 1997 and 1996, and our report dated October 21, 1997 related to our review of interim financial information of Security Capital Pacific Trust as of September 30, 1997 and for the three- and nine-month periods ended September 30, 1997. Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Chicago, Illinois
January 20, 1998